Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 26, 1996, except as to (a) the pro forma information for the period May 1, 1995 through February 3, 1996 presented in Note 11, the date of which is April 18, 1997 and (b) the basic and diluted earnings per share amounts for the period May 1, 1995 through February 3, 1996 presented in the consolidated statements of operations and in Notes 11 and 14, the date of which is April 24, 1998, which appears on page F-3 of the Successories, Inc. Annual Report on Form 10-K for the year ended January 31, 1998.


                                             /s/ PRICEWATERHOUSECOOPERS LLP


Chicago, Illinois
January 19, 1999